UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2023

CERENCE INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39030	83-4177087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Burlington Woods Drive, Suite 301A Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 362-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CRNC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2023, Cerence Inc. (the “Company”) entered into a Change of Control and Severance Agreement (the “Severance Agreement”) with Prateek Kathpal, the Company’s Executive Vice President and Chief Technology Officer on terms consistent with the Company’s standard form of Change of Control and Severance Agreement for executive officers. The Severance Agreement provides for an initial three-year term and for automatic renewal of additional one-year terms unless either party provides timely notice of non-renewal. In the event of a “change of control” (as defined in the Severance Agreement), the term of the Severance Agreement will automatically extend until the one-year anniversary of the date of the change of control. The Severance Agreement provides that in the event that Mr. Kathpal’s employment is terminated by the Company other than for “cause” (as defined in the Severance Agreement) and for a reason other than due to his death or “disability” (as defined in the Severance Agreement) outside of the one-year period following a change of control, Mr. Kathpal will be eligible to receive: (i) a payment equal to 100% of his annual base salary then in effect, payable in twelve equal installments; (ii) a lump sum payment equal to 100% of his target bonus and a pro-rated percentage of his target bonus for the fiscal year in which the termination occurs; (iii) vesting of the portion of his time-based equity awards that would have vested in the twelve months following the termination date; (iv) vesting of the earned portion of any performance-based equity awards for which the performance period is complete as of the termination date and the opportunity under certain circumstances to earn a pro rata portion of any performance-based awards with a single three-year performance period for which the performance period is not complete as of the termination date based on actual performance at the end of the performance period; and (v) up to twelve months of monthly COBRA premiums (at the coverage levels in effect for active employees of the Company).

If Mr. Kathpal’s employment is terminated by the Company other than for cause and for a reason other than due to his death or disability or he resigns for “good reason” (as defined in the Severance Agreement) within one year following a change of control, he will instead be eligible to receive: (i) a lump sum payment equal to 150% of his annual base salary then in effect (or, if greater, as in effect immediately prior to the change of control); (ii) a lump sum payment equal to 150% of his target bonus for the year in which the termination occurs (or, if greater, as in effect immediately prior to the change of control) and a pro-rated percentage of his target bonus for the fiscal year in which the termination occurs (or, if greater, as in effect immediately prior to the change of control); (iii) accelerated vesting of 100% of his unvested time-based equity awards; (iv) accelerated vesting of any performance-based equity awards based on actual performance through the termination date, if measurable, and based upon target performance if performance is not measurable as of the termination date; and (v) up to 18 months of monthly COBRA premiums (at the coverage levels in effect for active employees of the Company).

In the event that Mr. Kathpal’s employment is terminated due to death or disability, he will be eligible to receive accelerated vesting of 100% of his unvested time-based equity awards, 100% of the earned portion of any performance-based equity awards for which the performance period is complete, and the opportunity under certain circumstances to earn a pro rata portion of any performance-based awards with a single three-year performance period for which the performance period is not complete as of the termination date based on actual performance at the end of the performance period.

To receive the foregoing severance payments and benefits, except in the case of a termination due to death, Mr. Kathpal is required to enter into a separation and release agreement in favor of the Company.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Change of Control and Severance Agreement, effective as of January 6, 2023, by and between Cerence Inc. and Prateek Kathpal

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cerence Inc.

Date: January 12, 2023	By:	/s/ Stefan Ortmanns
	Name:	Stefan Ortmanns
	Title:	Chief Executive Officer